Exhibit 99.1

HERSHEY ANNOUNCES FIRST QUARTER RESULTS
● Net sales increase 5.5% driven by volume
● Earnings per share-diluted of $1.06 as reported and $1.09 adjusted
● Outlook for 2013 net sales reaffirmed, earnings per share-diluted updated:
- Full year net sales expected to increase 5-7%, driven primarily by volume
- Reported earnings per share-diluted expected to be $3.52 to $3.58
- Adjusted earnings per share-diluted expected to increase about 12% and be in the $3.61 to $3.65 range

HERSHEY, Pa., April 25, 2013 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the first quarter ended March 31, 2013. Consolidated net sales were $1,827,426,000 compared with $1,732,064,000 for the first quarter of 2012. Reported net income for the first quarter of 2013 was $241,906,000 or $1.06 per share-diluted, compared with $198,651,000 or $0.87 per share-diluted for the comparable period of 2012.

“Hershey's first quarter results, driven by solid volume growth across core brands, represent a good start to the year,” said John P. Bilbrey, President and Chief Executive Officer, The Hershey Company. “We maintained our retail momentum in the U.S. and key international markets. Specifically, first quarter U.S. marketplace performance was strong, driven by solid volume and unit trends across most major pack types resulting in market share gains in every channel where we compete. The broader launch of Brookside Foods Ltd (Brookside) products in the U.S. is off to a good start and we're excited about the potential of the brand. Despite the Easter season being shorter versus last year, most customers had a higher percentage dollar sell through versus last year with preliminary seasonal market share results in line with expectations. We're focused on executing against our plans and are confident that in 2013 we'll continue to drive core brand volume growth in U.S. and international markets.”

As described in the Note below, for the first quarter of 2013, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included net pre-tax charges of $10.6 million or $0.03 per share-diluted. These charges included $7.0 million, or $0.02 per share-diluted, related to the Project Next Century program, non-service-related pension expense (NSRPE) of $2.8 million, or $0.01 per share-diluted, and acquisition and integration costs of $0.8 million. Reported gross margin of 46.5 percent increased 360 basis points versus last year while reported income before interest and income taxes (EBIT) increased 17.1 percent, generating EBIT margin of 21.4 percent, an increase of 210 basis points versus 2012. For the first quarter of 2012, results included pre-tax charges for Project Next Century of $23.6 million, or $0.07 per share-diluted, NSRPE of $4.1 million, or $0.01 per share-diluted, and acquisition and integration costs related to Brookside of $5.9 million, or $0.01 per share-diluted. Adjusted net income, which excludes these net charges, was $248,468,000, or $1.09 per share-diluted, in the first quarter of 2013, compared with $219,910,000, or $0.96 per share-diluted, in the first quarter of 2012, an increase of 13.5 percent in adjusted earnings per share-diluted.

For the full year 2013, the Company expects reported earnings per share-diluted of $3.52 to $3.58. This projection, prepared in accordance with GAAP, assumes business realignment charges and NSRPE costs of $0.07 to $0.09 per share-diluted. Charges associated with the Project Next Century program are expected to be $0.03 to $0.05 per share-diluted while NSRPE is expected to be $0.04 per share-diluted. Despite the impact of these charges in 2013, reported gross margin is expected to increase 260 to 280 basis points.

First Quarter Performance
Hershey's first quarter net sales increased 5.5 percent, relatively in line with the forecast. Volume was a 5.3 point benefit in the quarter, including about 2 points from the broader launch of Brookside products in the U.S. Food, Drug and Mass channels. Net price realization was a 0.5 point benefit and foreign currency exchange rates a 0.3 point headwind.

Hershey's U.S. candy, mint and gum (CMG) retail takeaway for the 12 weeks ended March 23, 2013, excluding the impact of Easter seasonal activity in the year ago and current period was up 8.6 percent, in the expanded all outlet combined plus convenience store channels (xAOC+C-store) which accounts for approximately 90 percent of the Company's U.S. retail business. U.S. market share, including Easter seasonal activity in the year ago and current period, was up in every channel resulting in a market share gain of 1.4 points. This performance reflects solid market share gains across most core brands including Hershey's, Reese's, Hershey's Kisses, Ice Breakers as well as Brookside.

First quarter adjusted gross margin increased 240 basis points driven by lower commodity costs, supply chain productivity and cost savings initiatives and net price realization. Selling, marketing and administrative (SM&A) expenses, excluding advertising, increased about 9 percent in the first quarter, less than initial estimates. Advertising expense increased 22 percent versus the year ago period, in line with the forecast, supporting core brands and new product launches in both the U.S. and international markets. As a result, adjusted EBIT increased 9.3 percent generating adjusted EBIT margin of 22.0 percent, a 70 basis point increase versus last year.

Outlook
The Company continues to expect 2013 net sales growth of 5 to 7 percent, including the impact of foreign currency exchange rates. Net sales will be driven primarily by core brand volume growth, the U.S. launch of the Brookside product line in the food, drug and mass channels, as well as innovation such as Kit Kat Minis, Twizzlers Bites and Jolly Rancher Bites in the U.S. and the expansion of the five core global brands – Hershey's, Reese's, Hershey's Kisses, Jolly Rancher and Ice Breakers – in key international markets.

Given the strong start to the year, the Company now expects 2013 full year adjusted gross margin expansion of 190 to 210 basis points. The annual increase in advertising expense remains the same and is expected to be up about 20 percent versus last year supporting the Brookside launch and innovation in both the U.S. and international markets. For the full year, SM&A expenses, excluding advertising, is expected to increase at a rate slightly greater than the first quarter percentage increase. These investments will build on the go-to-market capabilities established over the last few years, consumer insights work in key international markets, our Insights Driven Performance initiative and increased levels of consumer promotion and sampling to drive new product trial and repeat. As a result, the Company anticipates 2013 adjusted earnings per share-diluted growth of about 12 percent versus a previous estimate of a 10 to 12 percent increase.

“We're very pleased with the start to 2013 and expect to build on our momentum,” continued Bilbrey. “In the first quarter we achieved Brookside distribution and consumer trial objectives. In the second quarter we'll track repeat purchases in assessing our current outlook and will then have an indication if there is upside potential to the brand's full year net sales target. I'm also excited about the new products launching over the remainder of the year in U.S. and international markets, including, Kit Kat Minis, Hershey's Kisses Deluxe and Hershey's solid chocolate products in China and the Hershey's Mais wafer product in Brazil. The investments we're making in our business in the form of capabilities and innovation, position us to succeed in the marketplace and should benefit the Company in the near and long term,” Bilbrey concluded.

Note: In this release, Hershey references income measures that are not in accordance with U.S. generally accepted accounting principles (GAAP) because they exclude business realignment and impairment charges, business acquisition closing and integration costs and non-service-related pension expense (NSRPE). These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation is provided below of earnings per share-diluted in accordance with GAAP as presented in the Consolidated Statements of Income to non-GAAP financial measures, which exclude business realignment and impairment charges, NSRPE and acquisition closing integration costs.

	First Quarter Ended
	March 31, 2013		April 1, 2012
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales
Gross Profit/Gross Margin	$849,337	46.5%	$743,396	42.9%
Project Next Century charges included in cost of sales	127		19,454
NSRPE included in cost of sales	1,357		2,176
Acquisition costs included in cost of sales	253		588
Adjusted non-GAAP Gross Profit/Gross Margin	$851,074	46.6%	$765,614	44.2%

EBIT/EBIT Margin	$391,817	21.4%	$334,530	19.3%
Charges included in cost of sales	1,737		22,218
Project Next Century charges included in SM&A	6		813
NSRPE included in SM&A	1,491		1,975
Acquisition costs included in SM&A	493		5,331
Business Realignment & Impairment charges, net	6,851		3,304
Adjusted non-GAAP EBIT/EBIT Margin	$402,395	22.0%	$368,171	21.3%

Net Income/Net Margin	$241,906	13.2%	$198,651	11.5%
Charges included in cost of sales	1,737		22,218
Charges included in SM&A	1,990		8,119
Business Realignment & Impairment charges, net	6,851		3,304
Tax impact of charges	(4,016)		(12,382)
Adjusted non-GAAP Net Income/Net Margin	$248,468	13.6%	$219,910	12.7%

EPS - Diluted	$1.06		$0.87
Charges included in cost of sales	—		0.06
Charges included in SM&A	0.01		0.02
Business Realignment & Impairment charges, net	0.02		0.01
Adjusted non-GAAP EPS - Diluted	$1.09		$0.96

In 2012, the Company recorded GAAP charges of $76.3 million, or $0.22 per share-diluted, attributable to the Project Next Century program and $20.6 million, or $0.06 per share-diluted, of NSRPE. Additionally, 2012 results were impacted by acquisition closing and integration costs related to the Brookside acquisition of $13.4 million, or $0.04 per share-diluted and non-cash impairment charges of $7.5 million, or $0.03 per share-diluted, related to the discontinuance of the Tri-US, Inc. nutritional beverages business. In 2013, the Company expects to record total GAAP charges of about $10 million to $15 million, or $0.03 to $0.05 per share-diluted, attributable to Project Next Century and $13.2 million, or $0.04 per share-diluted, of NSRPE.

Below is a reconciliation of earnings per share-diluted in accordance with GAAP to non-GAAP adjusted earnings per share-diluted and projected adjusted earnings per share-diluted for 2013:

	2012	2013 (Projected)
Reported EPS-Diluted	$2.89	$3.52 - $3.58
Acquisition closing & integration charges	0.04	—
Total Business Realignment and Impairment Charges	0.25	0.03 - 0.05
NSRPE	0.06	0.04
Adjusted EPS-Diluted	$3.24	$3.61 - $3.65

				Appendix I
The Hershey Company
Project Next Century
Expected Timing of Costs and Savings ($m)

	2013			2014
Realignment Charges:
Cash	$10	to	$15	~	$5
Non-Cash	—		—	—		—

Project Management and Start-up Costs	—		—	—		—

Total Project Next Century Realignment Charges & Costs	$10	to	$15	~	$5

Project Next Century Cap-Ex	$15	to	$20	—		—

Project Next Century projected savings:
Annual	$25	to	$30	$5	to	$10
Cumulative	$60	to	$70	$65	to	$80

Safe Harbor Statement
This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the Company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry and civil antitrust lawsuits in the United States; pension costs or funding requirements that could increase at a higher than anticipated rate; and such other matters as discussed in our Annual Report on Form 10-K for 2012. All information in this press release is as of April 25, 2013. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Live Webcast
As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be webcast live via Hershey’s corporate website, www.thehersheycompany.com. Please go to the Investor Relations section of the website for further details.
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Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Leigh Horner	717-508-1247

The Hershey Company
Summary of Consolidated Statements of Income
for the three months ended March 31, 2013 and April 1, 2012
(in thousands except per share amounts)

			First Quarter
			2013	2012

Net Sales			$1,827,426	$1,732,064

Costs and Expenses:
Cost of Sales			978,089	988,668
Selling, Marketing and Administrative			450,669	405,562
Business Realignment and Impairment Charges, net			6,851	3,304

Total Costs and Expenses			1,435,609	1,397,534

Income Before Interest and Income Taxes (EBIT)			391,817	334,530
Interest Expense, net			23,633	24,024

Income Before Income Taxes			368,184	310,506
Provision for Income Taxes			126,278	111,855

Net Income			$241,906	$198,651

Net Income Per Share	- Basic	- Common	$1.11	$0.91
	- Basic	- Class B	$1.00	$0.82
	- Diluted	- Common	$1.06	$0.87

Shares Outstanding	- Basic	- Common	163,776	164,603
	- Basic	- Class B	60,629	60,631
	- Diluted	- Common	227,706	228,655

Key Margins:
Gross Margin			46.5%	42.9%
EBIT Margin			21.4%	19.3%
Net Margin			13.2%	11.5%

The Hershey Company
Consolidated Balance Sheets
as of March 31, 2013 and December 31, 2012
(in thousands of dollars)

Assets	2013	2012
Cash and Cash Equivalents	$730,096	$728,272
Accounts Receivable - Trade (Net)	516,593	461,383
Deferred Income Taxes	119,812	122,224
Inventories	626,643	633,262
Prepaid Expenses and Other	186,877	168,344

Total Current Assets	2,180,021	2,113,485

Net Plant and Property	1,705,387	1,674,071
Goodwill	585,735	588,003
Other Intangibles	210,071	214,713
Deferred Income Taxes	16,793	12,448
Other Assets	147,623	152,119

Total Assets	$4,845,630	$4,754,839

Liabilities and Stockholders' Equity

Loans Payable	$353,406	$375,898
Accounts Payable	412,319	441,977
Accrued Liabilities	620,420	650,906
Taxes Payable	105,922	2,329

Total Current Liabilities	1,492,067	1,471,110

Long-Term Debt	1,539,800	1,530,967
Other Long-Term Liabilities	666,175	668,732
Deferred Income Taxes	35,024	35,657

Total Liabilities	3,733,066	3,706,466

Total Stockholders' Equity	1,112,564	1,048,373

Total Liabilities and Stockholders' Equity	$4,845,630	$4,754,839